Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Announces Review of Strategic Alternatives

HAMILTON, Bermuda, March 13, 2013 - American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that its Board of Directors has been undertaking a review of strategic alternatives, including a potential sale of the Company, and it has retained BofA Merrill Lynch to advise in connection with its evaluation. No assurance can be given as to whether, when or on what terms any possible transaction might occur. The Company does not intend to make any further statements regarding this process unless and until a definitive agreement has been reached, or until the process of exploring strategic alternatives has ended.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Mark W. Haushill
scrim@amsafety.bm	mark.haushill@amsafety.com
(441) 296-8560	(770) 916-1908